Exhibit 99.1

Recent Developments

Our total revenues are expected to be approximately $98 million and $354 million for the twelve weeks ended and the year ended December 31, 2006, respectively. Our same-store sales growth is expected to be approximately 2.4% and 4.4% for the twelve weeks ended and the year ended December 31, 2006, respectively. The amounts disclosed above are preliminary estimates, based on data obtained to date, have not been audited or independently reviewed and are subject to revision as additional data becomes available. As a result, the actual amounts of total revenues and same-store sales growth may differ materially from the amounts disclosed above.